EXHIBIT 99.1



     October 14, 2004


     For media inquiries:                For financial inquiries:
     Katherine Taylor                    John Hecht
     Investor Relations Manager          Chief Financial Officer
     815-961-7164                        815-961-2787

               AMCORE FINANCIAL, INC. REPORTS 3RD QUARTER EARNINGS
                    NET INTEREST INCOME INCREASES 16 PERCENT

                                  Flash Results

                  (Numbers in Thousands, Except Per Share Data)

                    3rd quarter 2004    3rd quarter 2003    2nd quarter 2004
     Net Revenues        $55,349             $54,428             $54,477
     Net Income          $12,340             $11,680             $10,415
     Diluted Shares       25,078              25,100              25,285
     Diluted EPS           $0.49               $0.47               $0.41

     ROCKFORD, IL -- AMCORE Financial, Inc. (Nasdaq: AMFI) reported diluted earnings per share of $0.49 for third quarter 2004, a four percent increase, compared to $0.47 per diluted share in third quarter 2003. Net income in the third quarter of 2004 was $12.3 million, a six percent increase from the $11.7 million in the prior-year period. AMCORE's most noteworthy improvements during the quarter were the strong increase in net interest income and the continued strengthening in asset quality as total non-performing assets decreased 50 percent from the same period a year ago.

     "For the fourth consecutive quarter, non-performing loans decreased," said Kenneth E. Edge, Chairman, President and CEO of AMCORE. "We are achieving these improvements in credit quality at a time when we are growing our Company. Our branch expansion performance is exceeding our expectations and contributed to a 10 percent increase in average loans. As a result, AMCORE's net interest income increased 16 percent in third quarter 2004 compared to a year ago."

     Highlights
     ----------

     o Net interest income increased $5.4 million to $38.4 million from $33.0 million during the same quarter a year ago.

     o The net interest margin increased 20 basis points to 3.53 percent in third quarter 2004 from 3.33 percent during the same period in 2003, but decreased seven basis points when compared to second quarter 2004.

     o Non-performing loans decreased $20.3 million, or 50 percent, from September 30, 2003.

     o Mortgage banking income decreased $6.2 million from third quarter 2003 to $321,000 in third quarter 2004. Third quarter 2004 included a $737,000 mortgage servicing rights impairment charge, compared to a $4.1 million impairment reversal in third quarter 2003, which resulted in a change of $4.9 million.

     o    Average loan balances grew 10 percent from a year ago.

     o Operating expenses increased four percent, or $1.3 million, compared to third quarter 2003 due in large part to eight (net) new branch openings during the past twelve months.

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     Third Quarter Results
     ---------------------

     Net interest income in third quarter 2004 grew 16 percent, or $5.4 million, compared to the same quarter last year due to continued strong loan growth. The net interest margin increased to 3.53 percent, a 20 basis point increase from
3.33 percent during third quarter 2003, however, when compared to second quarter 2004, the net interest margin declined seven basis points.

     Provision for loan losses decreased $1.5 million compared to third quarter 2003, as total non-performing loans decreased 50 percent from the year earlier period.

     Average loans rose $298 million to $3.2 billion, a 10 percent increase from third quarter 2003. The growth came from average increases of $341 million, or 18 percent, in commercial lending driven by AMCORE's branch expansion in Chicago suburban and Madison area markets. Consumer loan balances decreased 11 percent compared to the same quarter a year ago primarily due to lower indirect automobile lending.

     Average bank issued deposits grew to nearly $3.0 billion, an increase of $35 million, compared to a year ago. "Deposits remain a top priority for us as we shift AMCORE's mix away from high-cost time deposits toward continued growth in the more profitable transactional deposits, such as checking and money market accounts," said Edge. "Increasing the number of households banking with us will ultimately help improve our deposit growth by enabling us to cross-sell services and deepen our customer relationships. We are encouraged by the early results of this strategic approach." Total number of households increased nine percent to 115,179 at September 30, 2004 compared to 105,990 at September 30, 2003.

     Average non-interest bearing deposits increased 12 percent to $457 million in third quarter 2004 compared to $410 million in third quarter 2003. Average interest-bearing demand and savings deposits grew three percent to $1.4 billion in third quarter 2004 compared to $1.3 billion during the same period a year ago. Average time deposits declined four percent to $1.1 billion in third quarter 2004 compared to $1.2 billion during the same period a year ago.

     Total non-interest income for the quarter decreased $4.5 million, compared to the same period a year ago, mostly due to declines in mortgage banking income. Third quarter 2004 also included a $1.2 million pre-tax gain on the securitization and sale of $78 million in indirect auto loans.

     Mortgage banking income decreased to $321,000 in third quarter 2004 compared to $6.5 million the same period a year ago. Third quarter 2004 included a $737,000 mortgage servicing rights impairment charge, compared to a $4.1 million impairment reversal in third quarter 2003, which resulted in a change of $4.9 million. Mortgage closings totaled $110 million in third quarter 2004, a 64 percent decrease from the $307 million in third quarter 2003. Of total third quarter closings, 33 percent were due to refinancing compared to 73 percent a year ago. "We expected refinancing volume to slow as rates began to increase, and we were prepared," said Edge. "AMCORE's mortgage efforts are focused on growing new purchase money mortgages and we have doubled the number of mortgage originators in strong housing markets like the Chicago suburbs."

     Trust and asset management revenues decreased $602,000, or 11 percent, to $5.0 million in third quarter 2004 from the third quarter 2003 level. Assets under administration totaled $4.2 billion at the end of the quarter compared to $4.4 billion a year ago, which included the loss of a major public funds customer in October 2003.

     Total operating expenses increased four percent, or $1.3 million, in third quarter 2004 compared to the same quarter last year. The increase is due primarily to personnel and advertising expenses related to branch expansion and escalating employee health care costs, which increased $406,000 over the prior year period. The increase in employee health care costs is due to the impact of branch expansion, adverse claim experience in the Company's self-funded plan and overall medical cost inflation.

     "During the past 12 months, eight (net) new branches were opened, which has added to personnel costs," said Edge. Personnel costs increased 11 percent over the same quarter a year ago. The largest component of personnel costs is salaries and wages, which increased $1.8 million during third quarter 2004 over the same period a year ago.

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     Asset Quality & Reserves
     ------------------------

     Non-accrual loans totaled $17.3 million at September 30, 2004, a decrease of 50 percent, or $17.0 million, from September 30, 2003 and also decreased $1.4 million, or eight percent, from June 30, 2004. Loans 90 days past due and still accruing interest totaled $3.0 million at September 30, 2004, a decrease of 52 percent, or $3.2 million, from September 30, 2003, but increased $315,000 from June 30, 2004. The percentage of total non-performing assets to total assets was
0.52 percent at September 30, 2004 down from 1.06 percent at September 30, 2003 and 0.56 percent at June 30, 2004.

     Net charge-offs were $3.1 million, a decrease of 23 percent, or $902,000, from third quarter 2003 and a decrease of 13 percent, or $469,000, from second quarter 2004. Net charge-offs were 38 basis points of average loans on an annualized basis during third quarter 2004, compared to 54 basis points for third quarter 2003 and 46 basis points for second quarter 2004.

     Total non-accrual loans as a percentage of loans decreased to 0.55 percent from 1.18 percent at September 30, 2003 and 0.60 percent at June 30, 2004. The allowance for loan losses, as a percentage of ending loans, was 1.33 percent at September 30, 2004 compared to 1.46 percent at September 30, 2003 and 1.38 percent at June 30, 2004. The allowance to non-accrual loans ratio was 242 percent at September 30, 2004, compared to 124 percent at September 30, 2003 and 231 percent at June 30, 2004.

     Provision for loan losses decreased $1.5 million, or 34 percent, from third quarter 2003 to $2.8 million in third quarter 2004. "We currently expect credit costs to remain at or below this level going forward," said Edge. "Our asset quality should continue to improve as we have upgraded our staff, strengthened our process and have improved the mix of the portfolio."

     Branching Update
     ----------------

     During the third quarter, AMCORE's branch expansion program was accretive to earnings by $0.01 per share. Dilution for the entire year is expected to be less than $0.04 per share.

     "We achieved break-even with our branching strategy in the second quarter, two quarters ahead of schedule," said Edge. "Our success continues to exceed expectations and is enabling us to accelerate our expansion program." As previously reported in August, AMCORE's Board of Directors authorized an incremental capital investment of $55 million to add up to five limited branch offices each year for three years, beginning in 2005 for a total of fifteen new offices. The capital authorization assumes that within two years, these limited branches will be converted to full-service facilities as they become profitable. AMCORE expects its branch expansion program to be accretive to earnings by $0.10 to $0.15 per share in 2005, even with the addition of the new branches.

     In 2004, AMCORE is opening and/or upgrading 11 offices. In first quarter, AMCORE opened one limited branch office (LBO) in Gurnee, IL, and a full service facility in Freeport, IL. During second quarter, three full service facilities opened in the Illinois communities of Elgin, Naperville and Peru. In the third quarter, openings included an LBO in Lake Zurich, IL and full service facilities in Schaumburg, IL and Madison, WI. Scheduled fourth quarter openings include three full service facilities in the Illinois communities of Aurora, Carol Stream and Morton Grove. During 2004, four LBOs and two in-store branches will close as new branches open.

     The 18 (net) new branches opened since April 2001 contributed total loans of $885 million and total deposits of $358 million at September 30, 2004. Same-branch contributions, which include new branches opened as of September 30, 2003 (a year ago), were $768 million in loans and $294 million in deposits.

     By 2009, AMCORE expects to have added 34 (net) new offices since the beginning of the initiative in 2001. "Total offices by the end of 2009 are scheduled to number 84, two-thirds of which will be located in markets that we believe exhibit characteristics of higher growth," said Edge.

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                                                                          3 of 4

     AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $4.9 billion and investment assets under administration of $4.2 billion with 68 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

     This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company's officers and directors to the press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE's management and on information currently available to such management. The use of the words "believe", "expect", "anticipate", "plan", "estimate", "should", "may", "will" or similar expressions identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

     Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the Company to control or predict - could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayment;
(VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in accounting principles generally accepted in the United States of America; (XVI) changes in assumptions or conditions affecting the application of "critical accounting estimates"; (XVII) inability of third-party vendors to perform critical services for the company or its customers; (XVIII) disruption of operations caused by the conversion and installation of data processing systems, and (XIX) zoning restrictions or other limitations at the local level, which could prevent limited branch offices from transitioning to full-service facilities.

     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com.







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
                                                            AMCORE Financial, Inc.
                                                        CONSOLIDATED FINANCIAL SUMMARY
                                                                 (Unaudited)
                                                  -----------------------------------------------------------------------------
($ in 000's, except per share data)               3rd Qtr.      2nd Qtr.     1st Qtr.      4th Qtr.     3rd Qtr.     3Q '04/'03
               SHARE DATA                           2004          2004         2004          2003         2003       Incr(Decr)
                                                  -----------------------------------------------------------------------------
Diluted earnings                                  $   0.49      $   0.41     $   0.39      $   0.39     $   0.47           4%

Cash dividends                                    $   0.17      $   0.17     $   0.17      $   0.17     $   0.17           0%

Book value                                        $  15.44      $  14.68     $  15.34      $  14.98     $  14.81           4%

Average diluted shares outstanding                  25,078        25,285       25,500        25,282       25,100          (0%)

            INCOME STATEMENT

Net interest income                               $ 38,431      $ 37,640     $ 37,288      $ 36,053     $ 33,025          16%

Provision for loan losses                            2,830         3,282        4,675         3,295        4,318         (34%)

Non-interest income:
   Trust & asset management                          5,017         5,375        5,516         5,490        5,619         (11%)
   Service charges on deposits                       5,388         4,966        4,403         4,824        4,751          13%
   Mortgage banking income (loss)                      321         2,835         (385)        1,602        6,495         (95%)
   Company owned life insurance                      1,346           540        2,169         1,793        1,753         (23%)
   Gain on sale of loans                             1,214             -          612             -            -          N/M
   Net security gains                                  250             -        1,914         2,090            -          N/M
   Other                                             3,382         3,121        3,300         2,816        2,785          21%
                                                  -----------------------------------------------------------------------------
Total non-interest income                           16,918        16,837       17,529        18,615       21,403         (21%)

Operating expenses:
   Personnel costs                                  21,126        21,417       22,426        23,103       19,033          11%
   Net occupancy and equipment                       4,645         4,748        4,963         5,108        4,624           0%
   Data processing                                     580           567          584           549        1,122         (48%)
   Professional fees                                 1,102         1,149        1,242         1,180        1,134          (3%)
   Advertising & business development                1,634         1,407        1,514         1,681        1,331          23%
   Communication expense                             1,155         1,124        1,126         1,288        1,174          (2%)
   Other                                             4,707         5,592        4,896         5,198        5,206         (10%)
                                                  -----------------------------------------------------------------------------
Total operating expenses                            34,949        36,004       36,751        38,107       33,624           4%
                                                  -----------------------------------------------------------------------------

Income before income taxes                          17,570        15,191       13,391        13,266       16,486           7%
   Income taxes                                      5,230         4,776        3,373         3,390        4,806           9%
                                                  -----------------------------------------------------------------------------
Net income                                        $ 12,340      $ 10,415     $ 10,018       $ 9,876     $ 11,680           6%
                                                  =============================================================================


                                                  -----------------------------------------------------------------------------
                                                  3rd Qtr.      2nd Qtr.     1st Qtr.      4th Qtr.     3rd Qtr.    Basis Point
           KEY RATIOS AND DATA                      2004          2004         2004          2003         2003         Change
                                                  -----------------------------------------------------------------------------

Net interest margin (FTE)                            3.53%         3.60%        3.65%         3.62%        3.33%           20

Return on average assets                             1.02%         0.90%        0.88%         0.88%        1.04%           (2)
Return on average equity                            13.22%        11.20%       10.50%        10.57%       12.70%           52
Efficiency Ratio                                    63.14%        66.09%       67.04%        69.71%       61.78%          136
Equity/assets (end of period)                        7.86%         7.60%        8.36%         8.27%        8.36%          (50)

Allowance to loans (end of period)                   1.33%         1.38%        1.43%         1.41%        1.46%          (13)
Allowance to non-accrual loans                     242.42%       230.60%      148.69%       132.98%      123.79%          N/M
Non-accrual loans to loans                           0.55%         0.60%        0.96%         1.06%        1.18%          (63)
Non-performing assets to total assets                0.52%         0.56%        0.86%         0.91%        1.06%          (54)

Total assets under administration (in millions)    $ 4,225       $ 4,376      $ 4,343       $ 4,284      $ 4,387          (4%)
Mortgage loans closed  (in millions)                 $ 110         $ 154         $ 98          $ 89        $ 307         (64%)
FTE adjustment (in thousands)                      $ 1,107       $ 1,013      $ 1,037       $ 1,130      $ 1,193          (7%)

N/M = not meaningful

AMCORE Financial, Inc.
(Unaudited)
                                          ------------------------------------------------------------------------------------------
($ in 000's)                                 3rd Qtr.     2nd Qtr.     1st Qtr.      4th Qtr.     3rd Qtr.   3Q '04/'03     Ending
          AVERAGE BALANCE SHEET                2004         2004         2004          2003         2003     Incr(Decr)    Balances
                                          ------------------------------------------------------------------------------------------
Assets:
Investment securities                      $ 1,233,926  $ 1,177,696  $ 1,152,054   $ 1,099,910  $ 1,062,464       16%    $1,223,423
Short-term investments                           5,249        7,226        7,697        13,512       43,182      (88%)        9,113
Loans held for sale                             32,609       44,252       25,969        23,790       90,862      (64%)      108,486
   Commercial                                  735,864      742,460      731,230       725,345      737,687       (0%)      750,397
   Commercial real estate                    1,548,689    1,417,519    1,369,631     1,278,552    1,205,728       28%     1,657,025
   Residential real estate                     405,784      390,653      372,602       377,263      384,463        6%       403,225
   Consumer                                    499,241      532,592      550,211       574,262      563,397      (11%)      347,984
                                          ------------------------------------------------------------------------------------------
Total loans                                $ 3,189,578  $ 3,083,224  $ 3,023,674   $ 2,955,422  $ 2,891,275       10%     3,158,631
Allowance for loan losses                      (44,006)     (44,660)     (43,397)      (43,978)     (43,166)       2%       (41,980)
Other non-earning assets                       412,202      408,624      399,012       396,257      394,935        4%       418,788
                                          ------------------------------------------------------------------------------------------
Total assets                               $ 4,829,558  $ 4,676,362  $ 4,565,009   $ 4,444,913  $ 4,439,552        9%    $4,876,461
                                          ==========================================================================================
Liabilities and Stockholders' Equity:
   Non-interest bearing deposits             $ 456,804    $ 449,694    $ 420,742     $ 425,418    $ 409,540       12%     $ 444,235
   Interest-bearing demand and savings       1,363,477    1,352,839    1,454,893     1,395,518    1,326,271        3%     1,396,589
   Time deposits                             1,129,726    1,123,071    1,090,754     1,137,796    1,179,649       (4%)    1,131,957
                                          ------------------------------------------------------------------------------------------
Total Bank issued deposits                 $ 2,950,007  $ 2,925,604  $ 2,966,389   $ 2,958,732  $ 2,915,460        1%     2,972,781
                                          ------------------------------------------------------------------------------------------
Wholesale deposits                             647,561      550,291      447,091       385,494      458,814       41%       686,816
Short-term borrowings                          606,686      577,063      524,159       460,061      419,447       45%       572,633
Long-term borrowings                           180,565      184,297      183,515       205,369      196,135       (8%)      165,885
Other liabilities                               73,398       65,174       60,077        64,687       84,801      (13%)       95,162
                                          ------------------------------------------------------------------------------------------
Total liabilities                          $ 4,458,217  $ 4,302,429  $ 4,181,231   $ 4,074,343  $ 4,074,657        9%     4,493,277
                                          ------------------------------------------------------------------------------------------
Stockholders' Equity                           370,976      371,003      372,055       361,691      353,295        5%       376,255
Other Comprehensive Income                         365        2,930       11,723         8,879       11,600      (97%)        6,929
                                          ------------------------------------------------------------------------------------------
Total Stockholders' Equity                     371,341      373,933      383,778       370,570      364,895        2%       383,184
                                          ------------------------------------------------------------------------------------------
Total Liabilities & Stockholders' Equity   $ 4,829,558  $ 4,676,362  $ 4,565,009   $ 4,444,913  $ 4,439,552        9%    $4,876,461
                                          ==========================================================================================

             CREDIT QUALITY
Ending allowance for loan losses              $ 41,980     $ 43,230     $ 43,475      $ 42,115     $ 42,512       (1%)
Net charge-offs                                  3,058        3,527        3,315         3,692        3,960      (23%)
Net charge-offs to avg loans (annualized)        0.38%        0.46%        0.44%         0.50%        0.54%
Non-performing assets:
   Non-accrual loans                          $ 17,317     $ 18,747     $ 29,239      $ 31,671     $ 34,343      (50%)
   Loans 90 days past due & still accruing       3,032        2,717        4,401         3,304        6,260      (52%)
                                          ----------------------------------------------------------------------------
       Total non-performing loans               20,349       21,464       33,640        34,975       40,603      (50%)
   Foreclosed real estate                        4,029        4,548        5,223         4,433        5,098      (21%)
   Other foreclosed assets                         950          856          887         1,989          921        3%
                                          ----------------------------------------------------------------------------
      Total non-performing assets             $ 25,328     $ 26,868     $ 39,750      $ 41,397     $ 46,622      (46%)
                                          ============================================================================

         YIELD AND RATE ANALYSIS
Assets:
Investment securities (FTE)                      4.49%        4.44%        4.70%         4.72%        4.37%
Short-term investments                           1.23%        0.74%        0.99%         0.86%        0.92%
Loans held for sale                              8.66%        6.92%       11.00%         8.59%        7.01%
   Commercial                                    5.37%        5.39%        5.58%         5.46%        5.59%
   Commercial real estate                        5.59%        5.47%        5.34%         5.42%        5.52%
   Residential real estate                       5.64%        5.56%        5.79%         5.93%        6.05%
   Consumer                                      6.58%        6.73%        6.87%         7.19%        6.87%
                                          -----------------------------------------------------------------
Total loans (FTE)                                5.70%        5.68%        5.73%         5.84%        5.87%
                                          -----------------------------------------------------------------
Total interest-earning assets (FTE)              5.38%        5.34%        5.47%         5.54%        5.46%
                                          =================================================================
Liabilities:
   Interest-bearing demand and savings           0.91%        0.83%        0.91%         0.95%        0.90%
   Time deposits                                 2.55%        2.50%        2.70%         2.97%        3.18%
                                          -----------------------------------------------------------------
Total Bank issued deposits                       1.65%        1.59%        1.67%         1.86%        1.98%
                                          -----------------------------------------------------------------
Wholesale deposits                               2.77%        2.71%        3.01%         3.41%        3.75%
Short-term borrowings                            2.32%        2.07%        2.09%         2.02%        2.22%
Long-term borrowings                             5.10%        4.98%        5.25%         4.45%        5.47%
                                          -----------------------------------------------------------------
Total interest-bearing liabilities               2.10%        1.99%        2.07%         2.19%        2.42%
                                          =================================================================
Net interest spread                              3.28%        3.35%        3.40%         3.35%        3.04%
Net interest margin (FTE)                        3.53%        3.60%        3.65%         3.62%        3.33%
                                          =================================================================